Exhibit 10.1

PRIVATE AND CONFIDENTIAL

July ___, 2024

395 Group LLC

1763 La Cita Way,

Minden, Nevada 89423

917 528 0116

Mr. James Ballengee, CEO

Vivakor, Inc.

5220 Spring Valley Rd., Ste. 415

Dallas, TX 75254

Delivered via email to jballengee@vivakor.com

Dear Mr. Ballengee:

We are pleased that Vivakor, Inc., a Nevada corporation (the “Company”) has decided to retain 395 Group, LLC, a Nevada limited liability company (“395”) to provide general advisory and business development advisory services to the Company as set forth herein. This letter agreement (“Agreement”) will confirm 395’s acceptance of such retention and set forth the terms of our engagement. The Company understands that 395 is providing services as advisor; and is not providing investment banking or financing services. The Company further understands that 395 is an independent advisor and not an employee of the Company. Exhibit A to this Agreement provides additional disclosures and disclaimers regarding services provided by 395 and is a part of this Agreement. 395 disclaims any responsibility for accurately describing or recommending any action or transaction in which the Company may engage. 395’s obligation is solely as described herein and the Company agrees that it shall not make any representation that 395 endorses or sponsors the Company or its securities, has performed any due diligence with respect to the Company or has participated in any way in pricing securities or structuring any financing transaction. The Company agrees that no reference to 395 will be made in any press release or advertisement of any transaction with the referral without the express approval, in writing, of such release or advertisement by 395.

1. Retention. The Company hereby retains 395 as its non-exclusive advisor for period of four (4) months to provide general advisory services, and 395 accepts such retention on the terms and conditions set forth in this Agreement. In such capacity, 395 shall provide to the Company the following advisory services: (i) familiarize itself, to the extent appropriate and feasible, with the business, operations, properties, financial condition, management and prospects of the Company; ii) advise the Company on matters relating to its capitalization; (iii) evaluate alternative structures and arrangements; (iv) assist the Company in developing and identifying appropriate business development criteria and identifying target industries; (v) assist the Company in evaluating and make recommendations concerning the relationships among the Company’s various lines of business and potential areas for business growth; (vi) gather market intelligence (market intelligence describes the set of activities that provide a company with a view of a market using existing sources of information to understand what is happening in a market place, what the issues are, what competitors are doing, what customers or consumers are doing [e.g. social media] and what the likely market potential is for new products or services based on previous activities and responses); and (vii) provide such other advisory upon which the parties may mutually agree (all of the foregoing referred to herein as “Advisory Services”).

2. Information. In connection with 395’s activities hereunder, the Company will cooperate with 395 and furnish 395 upon request with all information regarding the business, operations, properties, financial condition, management and prospects of the Company (all such information so furnished being the “Information”) which 395 deems appropriate and will provide 395 with access to the Company’s officers, directors, consultants, employees, independent accountants and legal counsel (the “Representatives”). Neither the Company nor its Representatives make any express or implied representations, warranties or covenants as to the accuracy or completeness of the Information. Neither the Company nor its Representatives shall have any liability whatsoever to the 395 or its Representatives for any use made by 395 or its Representatives of the Information, or any errors therein or omissions therefrom. 395 and its Representatives shall rely solely upon their own independent estimates, computations, evaluations, reports, studies, examinations, and knowledge with respect to the evaluation and use of the Information. The Company recognizes and confirms that 395: (i) will use and rely primarily on the Information and on information available from generally recognized public sources in performing the services contemplated by this Agreement without having independently verified the same; and (ii) does not assume responsibility for the accuracy or completeness of the Information and such other information. Any advice rendered by 395 pursuant to this Agreement may not be disclosed publicly without 395’s prior written consent. 395 hereby acknowledges that certain of the Information received by 395 may be confidential and/or proprietary, including Information with respect to the Company’s technologies, products, business plans, marketing, and other Information which must be maintained by 395 as confidential. 395 agrees that it will not disclose such confidential and/or proprietary Information to any other companies in the industry in which the Company is involved nor will 395 make such confidential and/or proprietary Information public in any way. The Information does not include information which (i) was or becomes generally available to the public other than as a result of a disclosure by the undersigned or its Representatives in violation of this Agreement, (ii) was or becomes available to the undersigned on a non-confidential basis from a source other than the Company or its Representatives provided that such source is not known to you to be bound by a confidentiality agreement with the Company, or otherwise prohibited from transmitting the information to the undersigned by a contractual, legal or fiduciary obligation or (iii) was within the undersigned’s possession prior to it’s being furnished by or on behalf of the Company.

3. Compensation. As consideration for 395’s services pursuant to this Agreement, 395 shall be entitled to receive, and the Company agrees to pay 395, the following compensation:

3.1. The fees appearing in Exhibit B (hereto, the “Fee Schedule”) shall be earned by and paid to 395 by the Company in connection with this agreement.

4. Expenses. In addition to payment to 395 of the compensation set forth in Section 3 hereof, the Company shall promptly upon request from time to time reimburse 395 for all reasonable expenses (including, without limitation, fees and disbursements of counsel and all travel and other out-of-pocket expenses) incurred by 393 in connection with its engagement hereunder. 395 will provide the Company an invoice and copies of receipts pursuant to its expenses and such expenses shall not exceed $500 without prior authorization of the Company; provided that the foregoing limitation and consent shall not apply to legal fees. Any air travel shall be business or first class for scheduled flights over one hour.

5. Indemnification. The Company agrees to indemnify 395 in accordance with the indemnification and other provisions attached to this Agreement as Exhibit C (the “Indemnification Provisions”), which provisions are incorporated herein by reference and shall survive the termination or expiration of this Agreement.

6. Other Activities. Subject to the confidentiality provisions of 395 contained in Section 2 hereof, the Company acknowledges and agrees that nothing contained in this Agreement shall limit or restrict the right of 395 or of any member, manager, officer, employee, agent or representative of 395, to be a member, manager, partner, officer, director, employee, agent or representative of, investor in, or to engage in, any other business, whether or not of a similar nature to the Company’s business, nor to limit or restrict the right of 395 to render services of any kind to any other corporation, firm, individual or association. 395 may, but shall not be required to, present opportunities to the Company. 395 is not being retained to provide any market making activities and its ability to provide certain services to the Company will be subject to all applicable state and federal securities laws.

7. Termination; Survival of Provisions. Either 395 or the Company may terminate this Agreement at any time upon 30 days’ prior written notice to the other party. In the event of such termination, the Company shall pay and deliver to 395: (i) all compensation earned through the date of such termination (“Termination Date”) pursuant to any provision of Section 3 hereof, and (ii) all compensation which may be earned by 395 after the Termination Date pursuant to Section 3 hereof, and shall reimburse 395 for all expenses incurred by 395 in connection with its services hereunder pursuant to Section 4 hereof. All such fees and reimbursements due to 395 pursuant to the immediately preceding sentence shall be paid to 395 on or before the Termination Date (in the event such fees and reimbursements are earned or owed as of the Termination Date). Notwithstanding anything expressed or implied herein to the contrary: (i) any Agency Agreement entered into between 395 and the Company may only be terminated in accordance with the terms thereof, notwithstanding an actual or purported termination of this Agreement, and (ii) the terms and provisions of Sections 3, 4, 5 (including, but not limited, to, the Indemnification Provisions attached to this Agreement and incorporated herein by reference), 6, 7, 8, 9, 10 and 15 shall survive the termination of this Agreement.

8. Notices. All notices provided hereunder shall be given in writing and either delivered personally or by overnight courier service or sent by certified mail, return receipt requested, if to 395, to 395 Group, LLC., Attention: Andrew Scott, 1763 La Cita Way, Minden, Nevada, 89423, and if to the Company, to the address and contact person, set forth on the first page of this Agreement. Any notice delivered personally or by fax shall be deemed given upon receipt (with confirmation of receipt required in the case of fax transmissions); any notice given by overnight courier shall be deemed given on the next business day after delivery to the overnight courier; and any notice given by certified mail shall be deemed given upon the second business day after certification thereof.

9. Governing Law; Jurisdiction; Waiver of Jury Trial, Damages. This Agreement shall be construed according to the laws of the State of Nevada and subject to the jurisdiction of the courts of said state, without application of the principles of conflicts of laws. Each of the parties’ consents exclusively to personal jurisdiction in Carson City, Nevada and waives any objection as to jurisdiction or venue, and agrees not to assert any defense based on lack of jurisdiction or venue. In any litigation, arbitration, or other dispute resolution arising out of or relating to this Agreement, the prevailing party shall be reimbursed by the other party (as determined by a court of competent jurisdiction) for reasonable attorneys’ fees and/or arbitration costs. In the event that 395 is the prevailing party in any litigation, arbitration, or other dispute resolution arising out of or relating to this Agreement case where the Company circumvents payment of fees due under this Agreement to 395, 395 shall be due triple the amount of the original fee owed under this Agreement.

10. Amendments. This Agreement may not be modified or amended except in a writing duly executed by the parties hereto.

11. Headings. The section headings in the Agreement have been inserted as a matter of reference and are not part of this Agreement.

12. Successors and Assigns. The benefits of this Agreement shall inure to the parties hereto, their respective successors and assigns and to the indemnified parties hereunder and their respective successors and assigns, and the obligations and liabilities assumed in this Agreement shall be binding upon the parties hereto and their respective successors and assigns. Notwithstanding anything contained herein to the contrary, neither 395 nor the Company shall assign any of its obligations hereunder without the prior written consent of the other party, which shall not be unreasonably delayed or denied.

13. No Third Party Beneficiaries. This Agreement does not create, and shall not be construed as creating, any rights enforceable by any person or entity not a party hereto, except those entitled to the benefits of the Indemnification Provisions, unless specifically agreed to in writing by the parties to this Agreement. Without limiting the foregoing, the Company acknowledges and agrees that 395 is not being engaged as, and shall not be deemed to be, an agent or fiduciary of the Company’s stockholders or creditors or any other person by virtue of this Agreement or the retention of 395 hereunder, all of which are hereby expressly waived.

14. Waiver. Any waiver or any breach of any of the terms or conditions of this Agreement shall not operate as a waiver of any other breach of such terms or conditions or of any other term or condition, nor shall any failure to insist upon strict performance or to enforce any provision hereof on any one occasion operate as a waiver of such provision or of any other provision hereof or a waiver of the right to insist upon strict performance or to enforce such provision or any other provision on any subsequent occasion. Any waiver must be in writing.

15. Counterparts. This Agreement may be executed in any number of counterparts and by facsimile transmission, each of which shall be deemed to be an original instrument, but all of which taken together shall constitute one and the same agreement. Facsimile signatures shall be deemed to be original signatures for all purposes. If the foregoing correctly sets forth our agreement, please sign the enclosed copy of this Agreement in the space provided below along with initialing each page.

Very truly yours,

395 Group, LLC

By:	/s/ Andrew Scott
Andrew Scott, President

Agreed, entered into, and accepted on:

Vivakor, Inc.

By:	/s/ James Ballengee
James Ballengee, CEO

EXHIBIT A

ADVISOR’S DISCLOSURES AND DISCLAIMER

305 Group, LLC (hereinafter “395”) hereby discloses and disclaims the following to Vivakor, Inc. (hereinafter the “Company”).

395 expressly represents and discloses that it DOES NOT GUARANTEE the success of any advice and/or business relationship that is entered into with any contact they may provide to the Company. 395 expressly represents that it is NOT AN INVESTMENT OR FINANCIAL ADVISOR and will not provide investment advice of any kind. None of the advice 395 provides to the Company should be construed by the Company as investment advice. 395 recommends that the Company obtain investment advice from a licensed and qualified investment advisor. 395 further represents that it is NOT A TAX ADVISOR and will not provide any advice with respect to tax implications, consequences and/or responsibilities with respect to any advice it may give to the Company. 395 recommends that the Company obtain tax advice from a licensed and qualified attorney and/or tax advisor. 395 also expressly represents that it DOES NOT HAVE LEGAL TRAINING, does not have legal expertise and will not provide the Company with any legal advice. Furthermore, 395 expressly recommends that the Company obtain legal advice from a licensed and qualified attorney. 395 refers the Company to the following websites for additional disclosure information regarding members of 395: www.sec.gov/litigation/admin/34-51883.pdf.

Any statements made by 395 during its business relationship with the Company that express or involve discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, goals, assumptions or future events or performance are not statements of historical fact and may be “forward looking statements.” Forward looking statements are based on expectations, estimates and projections at the time the statements are made that involve a number of risks and uncertainties which could cause actual results or events to differ materially from those presently anticipated.

When 395 receives compensation from the Company paid in stock, 395 may sell part or all of any such shares during the time in which it is performing consulting services on behalf of the Company. 395’s services for the Company may cause the Company’s stock price to increase, in which event 395 would make a profit when it sells its stock in the Company. In addition, this same selling of the Company’s stock may have a negative effect on the market price of the stock. Please be aware of an inherent conflict of interest resulting from 395’s holdings in the Company due to 395’s intent to profit from the liquidation of these shares. 395 may elect to sell its shares at any time, even after positive and/or negative public statements have been made regarding the Company. THE COMPANY ACKNOWLEDGES THAT IT HAS READ THE FOREGOING DISCLAIMERS PERTAINING TO THE SERVICES TO BE PROVIDED BY 395 AND FULLY UNDERSTANDS THAT 395 WILL NOT GUARANTEE THE SUCCESS OF ANY ADVICE AND/OR BUSINESS RELATIONSHIP ENTERED INTO WITH ANY CONTACT 395 PROVIDES AND 395 WILL NOT PROVIDE ANY INVESTMENT ADVICE, TAX ADVICE AND/OR LEGAL ADVICE OF ANY KIND. THE COMPANY FURTHER ACKNOWLEDGES THAT IT WILL NOT RELY UPON AND/OR CONSTRUE ANY ADVICE RECEIVED BY 395 AS INVESTMENT, TAX AND/OR LEGAL ADVICE AND FURTHER AGREE TO OBTAIN ANY SUCH ADVICE INDEPENDENTLY FROM LICENSED AND QUALIFIED Counselors and accountants.

The Company acknowledges that it has read and understands the foregoing Disclosures and Disclaimers and has been provided with a copy of the same.

Vivakor, Inc.

By:
James Ballengee, CEO

A-1

EXHIBIT B

FEE AND COMPENSATION SCHEDULE

The following sets forth a schedule for payment of services as detailed in the Agreement. Items outlined in Exhibit B are meant to clarify and not limit items covered in the Agreement. For general advising services, the Company shall pay to 395 a retainer of three hundred and forty thousand dollars ($340,000) in cash, and 50,000 shares of Vivakor, Inc. common stock, $0.001 par value, which shares shall be “Restricted Securities” pursuant to the provisions of Rule 144. All stock is non-cancelable and to be deemed earned and issued as of the date of this Agreement. Equity ownership is to be issued within five (5) business days of the execution of this agreement to 395 or its designee. 50% of the cash is to be paid upon execution of this Agreement and 50% is to be paid thirty (30) days after the execution of this Agreement. 395 and the Company understand that the issuance of the Shares is being made pursuant to an exemption from registration under State law and with the Securities and Exchange Commission afforded by Section 4(2) of the Securities Act of 1933 and/or Regulation D adopted by the Commission relating to transactions by an issuer not involving any public offering. Consequently, the Shares are “Restricted Securities” as that term is defined under the federal securities laws and the materials submitted to 395 have not been subject to the review and comment by the Staff of the Commission, FINRA, or any state securities regulators. 395 acknowledges that the securities may not be sold or otherwise transferred unless they are registered under the Act and any applicable state securities law or an exemption from such registration is available.

Vivakor, Inc.

By:
James Ballengee, CEO

B-1

EXHIBIT C

INDEMNIFICATION PROVISIONS

Capitalized terms used in this Exhibit shall have the meanings ascribed to such terms in the Agreement to which this Exhibit is attached. Vivakor, Inc. agrees to indemnify and hold harmless 395 and each of the other Indemnified Parties (as hereinafter defined) from and against any and all losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses and disbursements, and any and all actions, suits, proceedings and investigations in respect thereof and any and all legal and other costs, expenses and disbursements in giving testimony or furnishing documents in response to a subpoena or otherwise (Including, without limitation, the costs, expenses and disbursements, as and when incurred, of investigating, preparing, pursing or defending any such action, suit, proceeding or investigation (whether or not in connection with litigation in which any Indemnified Party is a party)) (collectively, “Losses”), directly or indirectly, caused by, relating to, based upon, arising out of, or in connection with, 395’s acting for the Company, including, without limitation, any act or omission by 395’s in connection with its acceptance of or the performance or non-performance of its obligations under the letter agreement between the Company and 395 to which these indemnification provisions are attached and form a part (the “Agreement”), any breach by the Company of any representation, warranty, covenant or agreement contained in the Agreement (or in any instrument, document or agreement relating thereto, including any Agency Agreement), or the enforcement by 395 of its rights under the Agreement or these indemnification provisions, SAVE and EXCEPT to the extent that any such Losses result from the negligence or willful misconduct of any Indemnified Party. These Indemnification Provisions shall extend to the following persons (collectively, the “Indemnified Parties”): 395, its present and former affiliated entities, managers, members, officers, employees, legal counsel, agents and controlling persons (within the meaning of the federal securities laws), and the officers, directors, partners, stockholders, members, managers, employees, legal counsel, agents and controlling persons of any of them. These indemnification provisions shall be in addition to any liability which the Company may otherwise have to any Indemnified Party. If any action, suit, proceeding or investigation is commenced, as to which an Indemnified Party proposes to demand indemnification, it shall notify the Company with reasonable promptness; provided, however, that any failure by an Indemnified Party to notify the Company shall not relieve the Company from its obligations hereunder. An Indemnified Party shall have the right to participate in, but not control, any such defense and to retain separate counsel of its own choice to represent it, and the fees, expenses and disbursements of such counsel shall be borne by the Company. Any such counsel shall, to the extent consistent with its professional responsibilities, cooperate with the Company and any counsel designated by the Company. The Company shall be liable for any settlement of any claim against any Indemnified Party made with the Company’s written consent. The Company shall not, without the prior written consent of 395, settle or compromise any claim, or permit a default or consent to the entry of any judgment in respect thereof, unless such settlement, compromise or consent (i) includes, as an unconditional term thereof, the giving by the claimant to all of the Indemnified Parties of an unconditional release from all liability in respect of such claim, and (ii) does not contain any factual or legal admission by or with respect to an Indemnified Party or an adverse statement with respect to the character, professionalism, expertise or reputation of any Indemnified Party or any action or inaction of any Indemnified Party. In order to provide for just and equitable contribution, if a claim for indemnification pursuant to these indemnification provisions is made but it is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) that such indemnification may not be enforced in such case, even though the express provisions hereof provide for indemnification in such case, then the Company shall contribute to the Losses to which any Indemnified Party may be subject (i) in accordance with the relative benefits received by the Company and its stockholders, subsidiaries and affiliates, on the one hand, and the Indemnified Party, on the other hand, and (ii) if (and only if) the allocation provided in clause (i) of this sentence is not permitted by applicable law, in such proportion as to reflect not only the relative benefits, but also the relative fault of the Company, on the one hand, and the Indemnified Party, on the other hand, in connection with the statements, acts or omissions which resulted in such Losses as well as any relevant equitable considerations. No person found liable for a fraudulent misrepresentation shall be entitled to contribution from any person who is not also found liable for fraudulent misrepresentation. The relative benefits received (or anticipated to be received) by the Company and its stockholders, subsidiaries and affiliates shall be deemed to be equal to the aggregate consideration payable or receivable by such parties in connection with any Business Combination or Business Combinations to which the Agreement relates relative to the amount of fees actually received by 395 in connection with such Business Combination or Business Combinations. Notwithstanding anything contained herein to the contrary, in no event shall the amount contributed by all Indemnified Parties exceed the amount of fees previously received by 395 pursuant to the Agreement. Neither termination nor completion of the Agreement shall affect these Indemnification Provisions which shall remain operative and in full force and effect. The Indemnification Provisions shall be binding upon the Company and its successors and assigns and shall inure to the benefit of the Indemnified Parties and their respective successors, assigns, heirs and personal representatives.

By:
James Ballengee, CEO
Vivakor, Inc.

C-1